Exhibit 99.1

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851

203.810.1000 / 203.810.1001 Fax

News Release	Contact:
Peter Walsh
FactSet Research Systems Inc.
FOR IMMEDIATE RELEASE	203.810.1000

FactSet Research Systems Announces Fourth Quarter Results

•	ASV grew $4 million to $619 million

•	Revenues rose 1% to $155 million

•	EPS advanced 10% to $0.74

•	Free cash flow doubled to $60 million

Norwalk, Connecticut – September 22, 2009 – FactSet Research Systems Inc. (NYSE: FDS) (NASDAQ: FDS), a leading provider of integrated financial information and analytical applications to the global investment community, today announced its results for the fourth quarter of fiscal 2009.

For the quarter ended August 31, 2009, revenues increased to $155.5 million, up 1% compared to the prior year. Operating income for the fourth quarter rose to $54 million, an 8% increase from the same period in fiscal 2008. The operating margin advanced to 35%. Net income rose 8% to $36.3 million. Diluted earnings per share increased to $0.74, up 10% from last year.

Consolidated Statements of Income

(Condensed and Unaudited)

	Three Months Ended August 31,			Twelve Months Ended August 31,
(In thousands, except per share data)	2009	2008	Change	2009	2008	Change
Revenues	$155,462	$153,707	1.1%	$622,023	$575,519	8.1%
Operating income	54,360	50,231	8.2%	211,030	183,887	14.8%
Other income	95	835	(88.6)%	1,092	5,160	(78.8)%
Provision for income taxes	18,180	17,482	4.0%	67,172	64,030	4.9%
Net income	$36,275	$33,584	8.0%	$144,950	$125,017	15.9%
Diluted earnings per share	$0.74	$0.67	10.4%	$2.97	$2.50	18.8%
Weighted average common shares	48,880	50,341		48,789	50,080

Philip A. Hadley, Chairman and CEO said, “ASV, clients and users all grew during the fourth quarter. I was very pleased that each of our key metrics showed meaningful improvement sequentially from last quarter. It is premature to call a long-term recovery for our industry, but we believe we may be seeing an encouraging step in the right direction. Looking back on the just completed fiscal year, our EPS grew 19% in one the most challenging operating environments on record.”

Annual Subscription Value (“ASV”)

ASV increased $4 million during the fourth quarter and included a $0.4 million benefit from foreign exchange. ASV was $619 million at August 31, 2009. Of this total, 82% of ASV is from buy-side clients and the remainder is from the sell-side firms who perform M&A advisory work and equity research. ASV at any given point in time represents the forward-looking revenues for the next 12 months from all annual subscription services currently being supplied to clients.

Financial Highlights – Fourth Quarter of Fiscal 2009

•	ASV from FactSet’s U.S. operations was $419 million and $200 million related to international operations.

•	U.S. revenues were $106 million, the same as the year ago quarter.

•	Non-U.S. revenues increased 3% to $49.6 million.

•	Operating margin rose 2.3% to 35%.

•	Free cash flow doubled to $60 million.

•	The effective tax rate for the quarter was 33.4%.

•

Revenues from FactSet Fundamentals were $1.5 million. The quarterly operating loss decreased 58% to $0.7 million from $1.6 million last quarter. The investment in FactSet Fundamentals diluted EPS by $0.01.

•	Capital expenditures were $5.1 million.

•

Non-subscription revenues were $1.5 million. A supplementary schedule is presented on page 7 of this press release to summarize revenues related to services that are not included in the calculation of FactSet’s ASV.

Operational Highlights – Fourth Quarter of Fiscal 2009

•	Client count was 2,045 at August 31, 2009, a net increase of 12 clients during the quarter.

•	Professionals using FactSet increased to 37,300, up 200 users.

•

Portfolio Analytics (“PA”) 2.0 was deployed by 647 clients representing 5,640 users. PA users increased by 40 during the quarter, while the number of PA clients remained the same as the previous quarter.

•	Annual client retention rate was greater than 95% of ASV and 87% of clients.

•	Employee count at August 31, 2009 was 2,962, up 412 employees during the quarter.

•	Common shares outstanding at August 31, 2009 were 46.7 million. The Company repurchased 594,600 shares during the quarter and $102 million remains authorized for future repurchases.

Fiscal 2009 Highlights

•	Revenues increased 8% to $622 million.

•	Diluted earnings per share rose 19% to $2.97.

•	Free cash flow generated was $184 million, a rise of 71% over the prior year.

•	Accounts receivable decreased 16% over the last 12 months.

•	Employee count rose 25% after adjusting for discontinuing a BPO relationship in May 2009.

•

Capital expenditures were $21 million, net of landlord contributions for construction of $3 million. Approximately 50% of capital expenditures were for computer equipment and the remainder covered office space expansion.

•	FactSet increased its quarterly dividend 11% from $0.18 to $0.20 per share in May 2009.

•	FactSet Europe was named one of UK’s 50 best places to work.

•	Wall Street Journal partnered with FactSet to calculate its annual ranking of the best equity analysts.

New FactSet Platform

On September 14, 2009 FactSet announced the release of the Company’s newest financial software platform. The new FactSet consolidates data and analytics, previously spread across multiple applications, onto one comprehensive, intuitive interface.

The new FactSet is faster, more intuitive, and easier to customize. New features include the ability to share workspaces with colleagues for improved collaboration and type ahead technology that helps users find securities more quickly. Visually, the platform has been redesigned from top to bottom with a sleek, modern look. An upgrade to the new FactSet will provide users with improved features and functionality within virtually every report and chart on FactSet.

Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of September 22, 2009. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. The Company does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

First Quarter Fiscal 2010 Expectations

•	Revenues are expected to range between $152 million and $157 million.

•	EPS should range between $0.73 and $0.75.

Full Year Fiscal 2010

•	The 2010 guidance for capital expenditures, net of landlord contributions, is between $20 million and $26 million.

Conference Call

The Company will host a conference call today, September 22, 2009 at 11:00 a.m. (EDT) to review the fourth quarter fiscal 2009 earnings release. To listen, please visit the investor relations section of the Company’s website at www.factset.com.

Forward looking statements

This news release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like “expected,” “anticipates,” “plans,” “intends,” “projects,” “should,” “indicates,” “continues,” “subscriptions” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the current status of the global economy; the ability to integrate newly acquired companies and businesses; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company’s leading technological position; the impact of global market trends on the Company’s revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the continued performance of Thomson Reuters under our Transition Services Agreement with them; the retention of key clients; the successful resolution of ongoing audits by tax authorities; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

About Non-GAAP Free Cash Flow

The presentation of free cash flow is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. Included in the just completed fourth quarter was $65 million of net cash provided by operations and $5 million of capital expenditures. Free cash flow is not intended as an alternative measure of cash flows provided by operating activities, as determined in accordance with GAAP in the U.S. FactSet uses this financial measure, both in presenting its results to shareholders and the investment community, and in the Company’s internal evaluation and management of the businesses. Management believes that this financial measure and the information FactSet provides are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. FactSet believes this measure is also useful to investors because it is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet

FactSet Research Systems Inc. combines integrated financial information, analytical applications, and client service to enhance the workflow and productivity of the global investment community. The Company, headquartered in Norwalk, Connecticut, was formed in 1978 and now conducts operations along with its affiliates from more than twenty-three locations worldwide, including Boston, New York, Chicago, San Mateo, London, Amsterdam, Frankfurt, Paris, Milan, Tokyo, Hong Kong, Mumbai and Sydney.

FactSet Research Systems Inc.

Consolidated Statements of Income – Unaudited

	Three Months Ended August 31,		Twelve Months Ended August 31,
(In thousands, except per share data)	2009	2008	2009	2008
Revenues	$155,462	$153,707	$622,023	$575,519

Operating expenses
Cost of services	52,647	50,684	209,364	191,239
Selling, general and administrative	48,455	52,792	201,629	200,393

Total operating expenses	101,102	103,476	410,993	391,632

Operating income	54,360	50,231	211,030	183,887

Other income	95	835	1,092	5,160

Income before income taxes	54,455	51,066	212,122	189,047

Provision for income taxes	18,180	17,482	67,172	64,030

Net income	$36,275	$33,584	$144,950	$125,017

Diluted earnings per common share	$0.74	$0.67	$2.97	$2.50

Weighted average common shares (Diluted)	48,880	50,341	48,789	50,080

FactSet Research Systems Inc.

Consolidated Statements of Financial Condition – Unaudited

(In thousands)	August 31, 2009	August 31, 2008
ASSETS
Cash and cash equivalents	$216,320	$117,986
Investments	—	25,032
Accounts receivable, net of reserves	62,854	74,859
Prepaid FactSet Fundamentals database updates – current	1,787	6,377
Prepaid taxes	7,415	1,090
Deferred taxes	4,319	3,271
Other current assets	6,715	5,908

Total current assets	299,410	234,523
Property, equipment, and leasehold improvements, net	88,379	91,113
Goodwill	181,355	187,780
Intangible assets, net	46,350	58,333
Prepaid FactSet Fundamentals database updates - non-current	—	2,000
Deferred taxes	12,295	10,279
Other assets	5,348	3,246

Total assets	$633,137	$587,274

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$25,121	$22,366
Accrued compensation	41,889	38,095
Deferred fees	23,005	23,531
Dividends payable	9,348	8,634

Total current liabilities	99,363	92,626
Deferred taxes	3,794	5,122
Taxes payable	6,437	3,905
Deferred rent and other non-current liabilities	22,714	20,150

Total liabilities	$132,308	$121,803

Stockholders’ Equity
Common stock	$581	$571
Additional paid-in capital	248,840	206,585
Treasury stock, at cost	(414,995)	(311,248)
Retained earnings	676,626	567,381
Accumulated other comprehensive (loss) income	(10,223)	2,182

Total stockholders’ equity	500,829	465,471

Total liabilities and stockholders’ equity	$633,137	$587,274

FactSet Research Systems Inc.

Consolidated Statements of Cash Flows – Unaudited

	Twelve Months Ended August 31,
(In thousands)	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$144,950	$125,017
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	34,337	30,654
Stock-based compensation expense	13,623	13,651
Deferred income taxes	(4,318)	(4,828)
Gain on sale of assets	(101)	(75)
Tax benefits from share-based payment arrangements	(4,374)	(9,572)

Changes in assets and liabilities, net of effects of business acquired
Accounts receivable, net of reserves	12,005	(14,804)
Accounts payable and accrued expenses	3,081	(1,260)
Accrued compensation	4,212	8,399
Deferred fees	(526)	(2,651)
Taxes payable, net of prepaid taxes	1,547	7,436
Prepaid expenses and other assets	(3,163)	(3,935)
Landlord contributions	2,636	1,009
Prepaid fundamentals database updates	5,500	(8,250)
Other working capital accounts, net	(1,639)	2,333

Net cash provided by operating activities	207,770	143,124

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of business, net of cash acquired	—	(75,869)
Proceeds from sales of investments	25,260	44,392
Purchases of investments	—	(52,011)
Purchases of property, equipment and leasehold improvements	(24,040)	(35,780)

Net cash provided by (used in) investing activities	1,220	(119,268)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(34,770)	(25,848)
Repurchase of common stock	(103,827)	(77,869)
Proceeds from employee stock plans	23,804	20,562
Tax benefits from share-based payment arrangements	4,374	9,572

Net cash used in financing activities	(110,419)	(73,583)

Effect of exchange rate changes on cash and cash equivalents	(237)	(1,121)

Net increase (decrease) in cash and cash equivalents	98,334	(50,848)

Cash and cash equivalents at beginning of period	117,986	168,834

Cash and cash equivalents at end of period	$216,320	$117,986

Supplementary Schedule to the Fourth Quarter Earnings Release

To aid an investor’s ability to make more precise interpretations of FactSet’s financial results, the supplementary schedule below summarizes revenues related to services that are not included in the calculation of FactSet’s ASV. Non-subscription services include revenues derived from workstations sold to summer interns, introducing brokerage services, M&A related publications and the Partner software product which is used to author equity research reports. Although the impact from non-subscription revenues individually and in the aggregate has been immaterial to FactSet’s annual results, this table might enhance an investor’s overall understanding of quarterly revenues.

Non-Subscription Revenues (1)

(In thousands and unaudited)	August 31, 2009	August 31, 2008	$ Change	% Change
For the three months ended	$1,550	$2,720	$(1,170)	(43)%
For the twelve months ended	$4,442	$6,445	$(2,003)	(31)%

(1)	Revenues from FactSet services that are not sold on a subscription basis are excluded from FactSet’s reported ASV. The aforementioned amounts were included in FactSet’s reported revenues each quarter.